Exhibit 10.17

UNITED BUSINESS BANK

JOINT BENEFICIARY AGREEMENT

(By and Between United Business Bank and Mary Therese Curley)

Insurer/Policy:	The Great-West Life Assurance Company Policy New York Life Insurance and Annuity Policy

Bank:	United Business Bank

Insured:	Mary Therese Curley

Relationship of Insured to Bank:	Executive

Effective Date:	July 31, 2018

The respective rights and duties of UNITED BUSINESS BANK (hereinafter the “Bank”) and MARY THERESE CURLEY (hereinafter “Insured”) in the above-referenced Policy(ies) shall be pursuant to the terms set forth below:

1.	DEFINITIONS.

Refer to the Policy(ies’) contract for the definition of any term in this Joint Beneficiary Agreement (hereinafter “Agreement”) that is not defined herein. If the definition of a term in the Policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies).

1.1	Accelerated Benefit. The term “Accelerated Benefit” shall mean amounts requested and received pursuant to any Policy(ies) rider permitting the policyowner or Insured access to portions of the eligible death benefit in the event the Insured is diagnosed with a chronic or terminal illness [as required by the individual Policy(ies)].

1.2	Beneficiary. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of Insured.

1.3	Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Bank and the Administrator, which an Insured completes, signs and returns in order to designate one or more Beneficiaries.

1.4	Board. “Board” means the Board of Directors of the Bank.

1.5	Claimant. “Claimant” shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 12 below.

1.6	Code. The term the “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7	ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.8	Net Amount-at-Risk. The term “Net Amount-at-Risk” (hereinafter “NAR”) shall be defined as the total proceeds of the Policy(ies) less the cash value of the Policy(ies).

1.9	Plan. The term “Plan” refers to this arrangement, as evidenced by this Agreement, whereby Insured (or Insured’s Beneficiary) is entitled to receive a benefit.

1.10	Separation From Service. The term “Separation From Service” (or “Separates From Service”) shall be read and interpreted consistent with Code Section 409A and any future notices or guidance related thereto. In addition, for the purposes of this Agreement, Insured shall experience a Separation From Service only upon separating as an executive of the Bank and a director on the Board, as applicable.

2.	POLICY(IES) TITLE AND OWNERSHIP.

Title and ownership of the Policy(ies) shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the Policy(ies) at any time and for any reason. Where the Bank and Insured (or assignee, with the consent of Insured) mutually agree to exercise the right to increase the coverage under the subject Policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

The Bank (or the trustee, in the event of the establishment of a rabbi trust, at the direction of the Bank) may sell, surrender or transfer ownership of the Policy to the Insurer or any third party, provided that, in the event of any such sale, surrender or transfer prior to termination of this Agreement, the Bank (or Trustee) replaces the Policy with a life insurance policy or policies on the life of Insured providing death benefits that are at least as much as that of the Policy(ies) being replaced. The rights, duties and benefits of the Bank, the Insured or the trustee with respect to any such replacement policy shall be subject to the terms of this Agreement. At the request of the Bank, Insured shall take any and all actions that the Bank determines may be reasonably necessary for the sale, surrender or transfer of the Policy, the issuance of a replacement policy(ies), and subjecting the replacement policy(ies) to the terms of this Agreement.

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3.	BENEFICIARY DESIGNATION RIGHTS.

Insured (or assignee) shall have the right and power to designate a “Beneficiary” or “Beneficiaries” to receive Insured’s share of the proceeds payable upon the death of Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered. In addition, if no primary or secondary beneficiary shall survive Insured (or no trust has been designated), then the Beneficiary under this Agreement shall be deemed to be Insured’s estate.

4.	PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the Bank shall pay the premium required for each Policy as it becomes due.

5.	TAXABLE BENEFIT.

Annually, Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to Insured the amount of imputed income each year on Form W-2 or its equivalent.

6.	DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the Policy(ies) is as follows:

A.	In the event Insured has not yet Separated From Service at the time of death, then, upon the death of Insured, Insured’s Beneficiary(ies) shall be entitled to receive an amount equal to Fifty Percent (50%) of the NAR of the Policy(ies) subject to this Agreement.

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B.	Should the Insured Separate From Service for any reason other than death (the circumstances of which are governed by Paragraph 6A), then neither Insured nor Insured’s Beneficiary(ies) shall be entitled to receive any amount of the Policy(ies) proceeds pursuant to this Agreement.

C.	The Bank may select which Policy(ies) shall be used to pay benefits due under this Agreement.

D.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

E.	Any refund of unearned premium as provided in any Policy(ies) shall be paid to the Bank.

7.	ACCELERATED BENEFIT IN THE EVENT OF TERMINAL OR CHRONIC ILLNESS (AS APPLICABLE) AND DIVISION OF CASH SURRENDER VALUE OF THE POLICY(IES).

Provided Insured’s right to receive benefits under this Agreement has not terminated pursuant to the provisions of Paragraph 9 herein, and provided the Policy(ies) provides for such option through an accelerated benefit or living benefit rider (i.e., generally requiring that the Insured is either terminally or chronically ill), Insured shall have the right to request, in writing, the full amount to which he is entitled under this Agreement, and subject to any further limitation on dollar amounts imposed by the Policy(ies). Any Accelerated Benefit paid to Insured hereunder shall be deducted from any amounts to which Insured or her Beneficiary(ies) is (or may be) entitled pursuant to the provisions of Paragraph 6 above. Neither Bank nor Corrigan & Company (PFIS) make any representations or warranties about the tax consequences of such a request for accelerated or living benefits.

In addition, and subject to the forgoing, at all times prior to Insured’s death, the Bank shall be entitled to an amount equal to the Policy(ies)’s cash value, as that term is defined in the Policy(ies) contract, less any Policy loans, accelerated benefits and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

8.	RIGHTS OF PARTIES WHERE POLICY(IES) ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the Policy(ies) involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

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9.	TERMINATION.

This Agreement shall terminate upon Insured’s Separation From Service, upon the mutual written agreement of the Bank and Insured, or upon distribution of the death benefit proceeds in accordance with Paragraph 6 above. In addition, this Agreement shall also terminate in the event Insured requests and receives an Accelerated Benefit in an amount equal to the amount she is (or may be) entitled to receive pursuant to the provisions of Paragraph 6 above.

10.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

11.	AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.	ADMINISTRATIVE AND CLAIMS PROVISIONS.

The following provisions are part of this Agreement and are intended to satisfy the requirements of ERISA (when required):

A.	Named Fiduciary and Plan Administrator.

The Named Fiduciary and Plan Administrator (hereinafter “Administrator) of this Agreement shall be the Board of Directors of the Bank. The Administrator may designate a replacement Administrator at any time, or may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Dispute Over Benefits.

In the event a dispute arises over the benefits under this plan and benefits are not paid to Insured (or to Insured’s Beneficiary[ies], if applicable) and such Claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

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(i)	Written Claim. The Claimant may file a written request for such benefit to the Administrator.

(ii)	Claim Decision. Upon receipt of such claim, the Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for Claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)	Appropriate information as to the steps to be taken if Claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(e)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(iii).	Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or in its entirety), then Claimant (or their duly authorized representative) may file with the Administrator, a written request for a full and fair review of the denial of the claim. In the case of disability benefits where a medical judgment was part of the basis of the adverse benefit determination, the review shall include a consultation with an independent health care professional.

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Claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits.

(iv).	Decision on Review. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	Reference the specific provisions of the Agreement on which the denial is based;
(c)	A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits; and
(d)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a).

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(v)	Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying Claimant regarding benefit determinations shall be reduced as required by 29 CFR 2560.503-1 (within a reasonable period of time, but not to exceed 45 days, subject to no more than two (2) thirty-day (30 day) extensions if necessary due to matters beyond control of the plan and subject to proper notice being given). In the event any extension is required, then notice of such extension shall specify the standards on which the entitlement to a benefit is based, all unresolved issues that prevent a decision on a claim, the additional information needed to resolve those issues, and claimant shall be afforded at least forty-five (45) days in which to provide the specified information. Additionally, all disability claims shall be handled in a manner which is compliant with the Department of Labor Rules, including but not limited to the following:

(a)	Claims and appeals will be adjudicated in a manner designed to ensure independence and impartiality of the persons involved in making the benefit determination;
(b)	All benefit denial notices shall contain a complete discussion of why the claim was denied and the standards applied in reaching the decision, including the basis for disagreeing with the views of health care professionals, vocational professionals, or the Social Security Administration;
(c)	Claimant shall have the right to access to the entire claim file and other relevant documents, and shall be guaranteed the right to present evidence and testimony in support of their claim during the review process;
(d)	Claimant shall be given notice and a fair opportunity to respond before denials at the appeals stage are based on new or additional evidence or rationales;
(e)	Claimant is not prohibited from seeking court review of a claim denial based on a failure to exhaust administrative remedies under the plan if the plan failed to comply with the claims procedure requirements (unless the violation was the result of a minor error);
(f)	Certain rescissions of coverage are to be treated as adverse benefit determinations triggering the plan’s appeals procedures; and
(g)	All required notices and disclosures issued hereunder shall be written in a culturally and linguistically appropriate manner.

13.	GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

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14.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy(ies) provisions shall fully discharge the Insurer from any and all liability.

15.	SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

16.	APPLICABLE LAW.

The laws of the State of California shall govern the validity and interpretation of this Agreement.

17.	EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the life insurance Policy’s(ies’) suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignee’s) Beneficiary(ies) under this Agreement.

This Agreement shall be effective as of the date first set forth above.

UNITED BUSINESS BANK

By:	/s/ George J. Guarini	By:	/s/ Keary L. Colwell
Insured

Title:	Chief Executive Officer	Date:	August 13, 2017

Date:	August 13, 2017

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